Exhibit 99.2

Pogo Producing Company

Supplemental  Information (Unaudited) *

	Three Months
Financial Data	March 31,
(Data in $ thousands, except per share amounts)	2005	2004

Revenues:
Oil and Gas	355,700	307,327
Other	13,090	555
Total	368,790	307,882

Operating Expenses:
Lease Operating	40,249	34,875
General & Administrative	20,727	17,232
Exploration	11,285	8,471
Dry hole and impairment	47,403	11,623
Depreciation, depletion and amortization	100,645	87,339
Production and other taxes	21,799	9,538
Transportation and other	6,296	5,125
Total	248,404	174,203

Operating Income	120,386	133,679

Interest:
Charges	(10,211)	(9,444)
Income	1,210	452
Capitalized	2,197	4,548
Total Interest Expense	(6,804)	(4,444)

Loss on Debt Extinguishment	—	—

Foreign Currency Transaction Gain (Loss)	179	(44)

Income Before Income Taxes	113,761	129,191

Income Tax Expense (Benefit)	54,525	57,551

Net Income	59,236	71,640

Basic earnings per share	0.93	1.13

Diluted earnings per share	0.93	1.12

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	63,506	63,668
Diluted shares	64,067	64,213

Discretionary Cash Flow:
Net Income	59,236	71,640
Depreciation, depletion and amortization	100,645	87,339
Deferred Taxes	882	1,439
Dry Hole and Impairment	47,403	11,623
Exploration	11,285	8,471
(Gains) Losses on Property Sales	(250)	(228)
Capitalized Interest	(2,197)	(4,548)
Other Noncash	4,156	2,041
Total	221,160	177,777

* Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release